SPECIAL POWER OF ATTORNEY Exhibit 24

The undersigned, PHILIP J. RITTER, does hereby constitute and appoint BRETT R. WHITMIRE, of 5324 Seascape Lane, Plano, TX 75093, as his Attorney in Fact to act for and in the name, place, and stead of PHILIP J. RITTER, to make, execute, and deliver any and all documents or instruments, and do and perform any and all things and actions, which PHILIP J. RITTER might have done if personally present, which may be necessary or advisable in connection with the following:

To execute, deliver, and file all such documents and things, including, without limitation, reports and filings with the United States Securities and Exchange Commission, Internal Revenue Service, and Nasdaq Stock Exchange, as may be required to be executed, delivered, and filed by PHILIP J. RITTER in connection with the beneficial ownership by PHILIP J. RITTER of securities of Diodes Incorporated.

The undersigned further grants to the attorney in fact full authority to act in any manner both proper and necessary to the exercise of the foregoing powers, including the full power of substitution or revocation, and ratifies every act that he may lawfully do or purport to do, or may have done or purported to have done, in connection with any of the foregoing.

Executed on April 1, 2026

/s/ PHILIP J. RITTER